EXHIBIT 99.1

PACIFIC CAPITAL BANCORP COMPLETES SALE OF REFUND ANTICIPATION

LOAN AND REFUND TRANSFER BUSINESSES

Santa Barbara, California, January 14, 2010 — Pacific Capital Bancorp (Nasdaq: PCBC), a community bank holding company, today announced that it completed the sale of its Refund Anticipation Loan (RAL) and Refund Transfer (RT) businesses (together, the “Tax Division”) to Santa Barbara Tax Products Group, LLC, a new company formed by the existing management team of the Tax Division with financial backing from an investment firm. The sale agreement calls for Pacific Capital Bancorp to receive up to $10 million in consideration.

“The sale of the Tax Division represents an important step in the return of the Company back to our traditional community bank business model,” said George Leis, President and CEO of Pacific Capital Bancorp. “Recent changes in the regulatory and legislative environments have significantly altered the industry, including Pacific Capital Bancorp’s ability to offer RALs this tax season, which thereby reduced the value of the business to both Pacific Capital Bancorp and potential buyers. We determined that the best course of action was to exit this business and fully allocate our capital towards the support of commercial and consumer lending activities in our markets along the Central Coast of California.”

A transition services agreement requires Pacific Capital Bancorp to provide certain support services during the 2010 tax season. Of the $10 million purchase price, Pacific Capital Bancorp received $5 million in cash at the closing of the transaction and will receive an additional $5 million in cash on March 15, 2010 provided that it has performed the required support services through that date.

About Pacific Capital Bancorp

Pacific Capital Bancorp is the parent company of Pacific Capital Bank, N.A., a nationally chartered bank that operates 46 branches under the local brand names of Santa Barbara Bank & Trust, First National Bank of Central California, South Valley National Bank, San Benito Bank and First Bank of San Luis Obispo.

Forward Looking Statements

Certain matters contained in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including forward-looking statements relating to the receipt of payments for the sale of the RAL and RT businesses. Such forward-looking statements are typically preceded by, followed by or include words or phrases such as “believes,” “expects,” “anticipates,” “plans,” “trend,” “objective,” “continue,” “remain” or similar expressions or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may” or similar expressions. These forward-looking statements involve certain risks and uncertainties, many of which are beyond the Company’s control. Forward-looking statements speak only as of the date they are made, and the Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. Comparisons of results or balances between historical periods or dates do not mean or imply that the same or similar trends will continue or be evident in any future period. For more information about factors that could cause actual results to differ from the Company’s expectations, refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, including the discussion under “Risk Factors,” as filed with the Securities and Exchange Commission and available on the SEC’s website at www.sec.gov.

Contacts:	Debbie Whiteley, Executive Vice President, Investor Relations
(805) 884-6680
Debbie.Whiteley@pcbancorp.com

Tony Rossi, Financial Profiles
(310) 277-4711 ext. 119
trossi@finprofiles.com